Aradigm to Delist From NASDAQ Capital Markets

HAYWARD, CA -- 11/09/2006 -- Aradigm Corporation (NASDAQ: ARDM) has announced today that the NASDAQ Listing Qualifications Panel has determined to delist the securities of Aradigm Corporation (the "Company") from the Nasdaq Capital Market, effective with the open of business on Friday, November 10, 2006.

As previously announced, on May 18, 2006, the Company received notice indicating that it had failed to comply with Marketplace Rule 4310(c)(2)(B) or Marketplace Rule 4310(c)(2)(B)(ii) of the Nasdaq Stock Market, requiring the company either maintain a minimum market value or shareholders' equity or meet certain net income levels. Upon then receiving a staff determination letter from the Nasdaq Stock Market Inc. (Nasdaq) stating that the Company's common stock is subject to delisting from the Nasdaq Capital Market for not meeting specific listing criteria, Aradigm requested and was granted a hearing before the Listing Qualifications Panel. On August 22, 2006, the Panel granted the Company's request for continued listing, pending receipt of third quarter financials demonstrating continued compliance. On October 24, 2006, the Company notified Nasdaq that the third quarter financials were not expected to demonstrate continued compliance, and requested a hearing to show its plan to regain and maintain compliance.

The Company has fifteen days to request a review of this decision to delist. Neither a request for review, nor the granting of such a review, will stay the delisting, nor is there any assurance that such a request for review will be accepted.

The Company has been advised that its securities are immediately eligible for quotation on the Pink Sheets, an electronic quotation service for securities traded over-the-counter. The Company's common stock may, in the future, also be quoted on the Over-the-Counter Bulletin Board maintained by the NASD, provided that a market maker in the common stock files the appropriate application with, and such application is cleared by, the NASD. The Company anticipates disclosing further trading venue information for its common stock once such information becomes available.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. Current activities include partnered and self-initiated development programs addressing the treatment of cystic fibrosis, pulmonary hypertension, asthma, inhalation anthrax infections and smoking cessation.

In addition, Aradigm's AERx insulin Diabetes Management System (iDMS), which has been licensed to Novo Nordisk for development and commercialization in return for royalties, is in Phase 3 testing for Type 1 and Type 2 diabetes. Under the agreements with Novo Nordisk, Novo Nordisk is responsible for all further clinical, manufacturing and commercial development, while Aradigm and Novo Nordisk continue to cooperate and share in technology development, as well as intellectual property development and defense. Novo Nordisk also remains a substantial shareholder and investor in Aradigm.

Additional information about Aradigm can be found at www.aradigm.com.

About Pink Sheets LLC

Pink Sheets provides broker-dealers, issuers and investors with electronic and print products and information services designed to improve the transparency of the Over-the-Counter (OTC) markets. The products are designed to increase the efficiency of OTC markets, leading to greater liquidity and investor interest in OTC securities. Pink Sheets centralized information network is a source of competitive market maker quotations, historical prices and corporate information about OTC issues and issuers. Pink Sheets is neither an SEC-Registered Stock Exchange nor a NASD Broker/Dealer. Investors must contact a NASD Broker/Dealer to trade in a security quoted on the Pink Sheets. Pink Sheets LLC is a privately owned company headquartered in New York City. More information is available at http://www.pinksheets.com.

About OTC Bulletin Board

The OTC Bulletin Board (OTCBB) is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in OTC equity securities. An OTC equity security generally is any equity that is not listed or traded on NASDAQ or a national securities exchange. OTCBB securities include national, regional, and foreign equity issues, warrants, units, ADRs, and Direct Participation Programs. More information is available at http://www.otcbb.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including preclinical and clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, the availability of funding from partners or capital markets, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm and AERx are registered trademarks of Aradigm Corporation.

Contact:
Investor Relations
Aradigm Corporation
(510) 265-9370